EXHIBIT 4.1.5

AMENDMENT NO. 5 TO

LOAN AGREEMENT

(Baldor)

THIS AMENDMENT NO. 5 TO LOAN AGREEMENT, dated as of January 30, 2006 (the “Amendment”), is entered into by and among THREE PILLARS FUNDING LLC (successor to Three Pillars Funding Corporation) (“Three Pillars”), SUNTRUST CAPITAL MARKETS, INC. (formerly SunTrust Equitable Securities Corporation), as administrator (the “Administrator”), BALDOR INVESTMENT, LLC. (the “Borrower”), and BALDOR ELECTRIC COMPANY (“Baldor”). Capitalized terms used and not otherwise defined herein are used as defined in the Loan Agreement, dated as of March 16, 2001 among Three Pillars, the Administrator, the Borrower and Baldor (as in effect on the date hereof, the “Original Loan Agreement” and, as amended hereby and amended or otherwise modified from time to time hereafter, the “Loan Agreement”).

WHEREAS, the parties hereto desire to further amend the Loan Agreement in certain respects as provided herein;

NOW THEREFORE, in consideration of the premises and the other mutual covenants contained herein, the parties hereto agree as follows:

SECTION 1. Amendments to the Loan Agreement.

The definition of Scheduled Commitment Termination Date in Section 1.1 of the Original Loan Agreement is hereby amended in its entirety to read as follows:

“Scheduled Commitment Termination Date: January 31, 2008.”

SECTION 3. Effect of Amendment. The amendments set forth above shall be effective on the date that the Administrator receives (i) duly executed copies of this Amendment from the Borrower and Baldor and (ii) all fees payable on the date hereof pursuant to the Fee Letter, in immediately available funds by wire transfer to such account as the Administrator shall instruct the Borrower in writing. Except as modified and expressly amended by this Amendment, the Original Loan Agreement is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect. On and after the effective date hereof, all references in the Original Loan Agreement to “this Agreement,” “hereto,” “hereof,” “hereunder” or words of like import refer to the Original Loan Agreement as amended by this Amendment.

SECTION 4. Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties to the Loan Agreement and their successors and permitted assigns.

SECTION 5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 6. Execution in Counterparts; Severability. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment. In case any provision in or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duty authorized, as of the date first above written.

THREE PILLARS:	THREE PILLARS FUNDING LLC

	By:	/s/ Doris J. Hearn
	Title:	Vice President

THE BORROWER:	BALDOR INVESTMENT, LLC

	By:	/s/ Marvin E. Houston
	Title:	Director of Finance

THE ADMINISTRATOR:	SUNTRUST CAPITAL MARKETS, INC.

	By:	/s/ Michael Maza
	Title:	Managing Director

THE MASTER SERVICER:	BALDOR ELECTRIC COMPANY

	By:	/s/ Ron Tucker
	Title:	President

2